                                                                    Exhibit A-22

                            SCHEDULE OF TRANSACTIONS


                            Atticus Managed Accounts


            Date               Shares Purchased (or Sold)       Price Per Share
            ----               --------------------------       ---------------
          04-04-01                     20,000                       $ 7.54
          04-05-01                      4,700                       $ 8.05
          04-06-01                     25,300                       $ 8.30
          04-10-01                      2,600                       $ 8.31
          04-12-01                     17,400                       $ 8.50
          04-30-01                     56,800                       $ 7.08